Exhibit 4.43

Date:	20th September 2006

Our ref:	CR/LC/TEAM1/CEB

CONFIDENTIAL

Kwong Lee Shun Trading Co. Ltd.

12/F., Kin Teck Industrial Building,

26 Wong Chuk Hang Road,

Aberdeen,

Hong Kong.

Attn.: Mr. John Sham/Mr. Samuel Leung

Dear Sirs,

BANKING FACILITIES

We, Standard Chartered Bank (Hong Kong) Limited (“the Bank”), refer to our letter dated 26th January 2006 together with the Bank’s Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business setting out the facilities made available to the Customer below, as varied by our letter dated 21st March 2006 (collectively the “Existing Facility Letter”).

CUSTOMER

Kwong Lee Shun Trading Co. Ltd.

Following our recent discussions, we confirm that the terms of the facilities will be varied as follows:

B.	FACILITY LIMITS:

The entire section of the “Facility Limits” under the heading of General Banking Facilities will be revised to read as follows:

Type(s) of Facility	Facility Limit(s)	Designated Customer(s) and Sub-limit(s), if applicable
1. Trade Finance (Please refer to Appendix 1 for product details per our previous facility letter(s).)	HKD3,000,000.-*
(a) Trade Finance Group All		• The Customer (HKD3,000,000.-*)
(b) Trade Finance Group 1		• The Customer (HKD3,000,000.-*)
(c) Trade Finance Group 2		• The Customer (HKD3,000,000.-*)

Total Facility Limit:	HKD3,000,000-*

Standard Chartered Bank (Hong Kong) Limited Wholesale Bank Credit Risk Control 11th Floor Standard Chartered Tower 388 Kwun Tong Road Kwun Tong Hong Kong

Kwong Lee Shun Trading Co. Ltd.	Page 2

Notes:- • * Reduced from HKD8,000,000.-. • The aggregate outstanding of all Sub-limits shall not at any time exceed the Facility Limit of that Facility and the Total Facility Limit.

This letter will amend the terms of the Existing Facility Letter which the Bank has issued to the Customer, as set out above. In all other respects, the terms of the Existing Facility Letter will remain in full force and effect. This letter shall be governed by and construed in accordance with the laws of Hong Kong SAR.

If you have any queries, please contact our Relationship Manager, Mr. Monte Wong, whose telephone number is 2821-1863.

We are pleased to be of service to you and take this opportunity to thank you again for your custom.

Yours faithfully,

For and on behalf of

STANDARD CHARTERED BANK (HONG KONG) LIMITED

/s/ Elsie Leung
Elsie Leung
Credit Support Manager

JT/ELG/ct

KWONG LEE SHUN TRADING CO. LTD.

/s/ Kwong Ho Sham